UNITED STATES

                  SECURITIES AND EXCHANGE COMMISSION


                        Washington, D.C.  20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) September 30, 1997


                            CCB Financial Corporation
            (Exact name of registrant as specified in its charter)



         North Carolina           0-12358            56-1347849
       (State or other        (Commission File     (IRS Employer
       jurisdiction of            Number)       Identification No.)
       incorporation)




      111 Corcoran Street, Post Office Box 931, Durham, NC  27702
               (Address of principal executive offices)



   Registrant's telephone number, including area code  (919) 683-7777



                                       N/A
     (Former name or former address, if changed since last report)

Item 5.   Other Events.

      On August 1, 1997, the Registrant consummated its merger with American Federal Bank, FSB ("American Federal"), a $1.3 billion institution located in Greenville, South Carolina. The transaction was accounted for as a pooling-of-
interests.   In  the  Registrant's  Form  S-4  (Registration
Statement   No.   333-25705)  filed   on   June   6,   1997,
restructuring expenses for the transaction were estimated at $8.9 million and transaction expenses were estimated at $3.7
million.   The Registrant now anticipates that restructuring
expenses will total $11.7 million and transaction expenses will total $4.4 million.

      During September, the data processing and systems conversion of American Federal to the Registrant's data processing systems was successfully completed. As a result, transaction expenses and approximately $11.1 million of restructuring expenses will be recognized in the third quarter of 1997. The remaining restructuring expenses of approximately $600,000 will be recognized in subsequent periods, primarily in the fourth quarter of 1997.

      The increase in restructuring expenses was due to higher than anticipated data processing and systems conversion expense of $700,000 and the remainder resulted primarily from higher than anticipated costs associated with excess facilities. The increase in transaction expenses was primarily due to higher than anticipated advisory and legal fees.

      Additionally during the third quarter, the Registrant will record a $1.6 million increase in the provision for loan losses to provide for possible losses on three credit relationships of American Federal.




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CCB FINANCIAL CORPORATION


Date:  October 3, 1997        By: /s/  W. HAROLD PARKER, JR.
                                   W. Harold Parker, Jr.
                                   Senior Vice President and Controller